Exhibit 10.12

UNITED TECHNOLOGIES CORPORATION
Nonemployee Director Stock Option Plan
Amendment 4

Whereas, Amendment 2 to the United Technologies Corporation Nonemployee Director Stock Option Plan (the "Plan") provides for an annual grant of non-qualified stock options with a value of $70,000 as determined by the Black Scholes Valuation Model; and

Whereas, the Board wishes to amend the Plan to restore the provisions that called for an annual grant of a fixed number of non-qualified stock options and to clarify the date awards vest under the Plan;

Now therefore, the Plan is hereby amended, effective February 4, 2003, as follows:

1.  Section 5 of the Plan is amended and restated as follows:

     5. Grant of Stock Options

On the date of the Corporation’s annual meeting of shareowners in each year for so long as the Plan remains in effect (the "Grant Date"),  each nonemployee who is elected a director at such meeting, or whose term of office shall continue after the date of such meeting, automatically shall be granted an option to purchase 4,000 shares of Common Stock (an "Option"). The number of Options to be granted annually shall be subject to adjustment pursuant to Section 8 of the Plan.

2.  Section 6(b) of the Plan is amended by adding the following sentence at the end thereof:

For purposes of this Section, anniversary shall mean the date of each Annual Meeting of Shareowners that coincides with the anniversary of the Grant Date.

UNITED TECHNOLOGIES CORPORATION

William L. Bucknall, Jr.
Sr. Vice President Human Resources
and Organization

Attest:

Richard M. Kaplan

Date: February 6, 2003